Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”) is made as of the date noted below by and between Airobotics Ltd., Company Number 515118263, an Israeli company, having its principal place of business at 7 Simtat Hatavor Petach Tikva, Israel (the “Company”), and Yishay Curelaru, holder of an Israeli ID number 062542469 (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee agrees to be employed by the Company, as of the employment start date that is defined in Exhibit A to this Agreement (the “Effective Date”) and throughout the Term (as such term is defined below), all in accordance with the terms and conditions set forth in this Employment Agreement); and

WHEREAS, it is agreed between the Company and the Employee that this Agreement replaces, and comes instead, any previous verbal or written arrangement, including any employment agreement that had been signed in the past between the Company and the Employee. Accordingly, it is agreed that the terms of this Agreement and all its appendixes shall apply to the employment relations between the Company and the Employee effective from the Employee’s first day of employment at the Company, the Effective Date, as defined in Exhibit A to this Agreement.; and,

WHEREAS, the Employee represents that she/he has significant expertise and knowledge with regard to the Position, as defined below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1. General

1.1 The preamble to this Employment Agreement constitutes an integral part thereof.

1.2 The appendices to this Employment Agreement are an integral part thereof and are hereby incorporated by reference.

1.3 The headings in this Employment Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.4 In this Employment Agreement words referring to a male employee are intended also for a female employee.

1.5 This Employment Agreement includes the terms to be contained in, and constitutes, the written notice to be delivered to the Employee pursuant to the Notice to Employee Law (Terms of Employment), 2002. Accordingly, this Employment Agreement shall come in lieu of the notice that is required under the Notice to Employee Law.

1.6 This Agreement is a personal employment agreement. Nothing herein shall derogate from any right the Employee may have, if at all, in accordance with any law, extension order, collective bargaining agreement, to the extent such apply to the Employee.

2 Employment and Position.

2.1 The Employee’s employment with the Company shall commence on the Effective Date and shall continue for an unlimited period, in accordance with the provisions of this Employment Agreement

2.2 The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by Company in the position as described in Exhibit A hereto (the “Position”).

2.3 The Employee shall have such authority as shall be delegated to him/her by the authorized representative(s) of the Company from time to time. The Company may, at its sole discretion, change the Position, the scope of authority, the content of the Position and its definitions, and/or to ask the Employee to perform work out of the scope of the Position.

2.4 The Employee shall report regularly to the person set forth in Exhibit A hereto, or to any other person or position as Company, at its sole discretion, shall instruct the Employee from time to time (the “Direct Manager”).

3 Employee’s Duties.

3.1 The Employee affirms and undertakes throughout the term of this Agreement:

3.1.1 To devote his/her entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and to perform his/her duties and functions diligently and skillfully with the utmost expertise and devotion.

3.1.2 To travel abroad from time to time if and as may be required pursuant to his Position.

3.1.3 Not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with the Employee’s employment with the Company, without the Company’s prior written authorization.

3.1.4 To immediately and without delay inform the Company of any affairs and/or matters in which the Employee and/or Employee’s immediate family has personal interest which might conflict the Employee’s obligations and Position and/or employment with Company (including its affiliates) and/or the interests of the Company (including its affiliates).

3.1.5 Not, without the prior written consent of the Company, to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

Prior to signing this Agreement the Employee will inform the Company of any employment, occupation, engagement or activity in which the Employee is involved and that would require the Company’s written consent per the paragraph above.

3.1.6 To comply with all the Company’s regulations, work-rules, policies, procedures and objectives, as shall be in effect from time to time (the “Company’s Rules”). In the event of inconsistency or contradiction between the provisions of this Employment Agreement and the Company’s Rules, this Agreement shall prevail.

3.1.7 To comply with any applicable law or provision, pertaining to his employment, including, without limitation, the Company’s Rules for Prevention of Sexual Harassment at the Workplace.

3.1.8 To the transfer of any information related to the Employee and held by the Company to a database (including a database located abroad) and to any other person or entity, as the Company shall deem necessary and reasonable for business purposes or to pursue the Company’s business interests.

3.2 This Employment Agreement is confidential and therefore the Employee shall not disclose this Employment Agreement as a whole, or any part thereof, to any third party (not including the Employee’s spouse, attorney or tax advisor), including, without limitation, to any other employee of the Company.

4 Time and Attention

4.1 In general, work for the Company shall be performed on Sunday through Thursday. Saturday (Shabbat) shall be the Employee’s recognized and official rest day.

4.2 Employee agrees and acknowledges that due to the Employee’s senior managerial position in the Company, the special personal trust involved in the position in which the Employee shall be employed, and the inability to monitor the Employee’s actual work hours, the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) shall not apply to the Employee. The employee acknowledges that the set amount of the Monthly Salary (as defined hereunder), as well as all other compensation and benefits provided to the Employee by the Company, as agreed upon between the Employee and the Company, reflect the requirements of the position to work additional and irregular hours and days. Accordingly, the Employee shall not be entitled to claim or receive payments or any additional pay for work performed at overtime hours, nights, weekends, or at any other times in which the Hours of Work and Rest Law requires payment of special payments (to employees who are not in a position such as the position of the Employee). Notwithstanding, the Employee shall not generally be required to work on Fridays, Saturdays or holidays.

4.3 The Employee undertakes, by signing this Agreement that he will not sue, and/or demand, and/or claim that he is entitled to any additional payment to his Monthly Salary due to overtime, above his Monthly Salary which includes all the consideration which the Employee is entitled to receive for overtime.

4.4 If, notwithstanding the agreement of the parties and the Employee’s informed undertaking under this Agreement, it will be decided by a competent court, or any other competent tribunal, either due to Employee’s application or any other source, that the Hours of Work and Rest Law applies to the Employee, and that therefore the Employee is entitled to compensation, or any other additional payments – then the parties agree that they have made a mutual mistake regarding the amount of the Monthly Salary. Had the parties been aware of such mistake, they would have agreed that the Employee would be entitled to 75% (seventy five percent) of the Monthly Salary (the “Agreed Alternative Payment”). The parties agree that in this event the Monthly Salary should have been the Agreed Alternative Payment, and the Employee shall be obligated to return to the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that the Working Hours and Rest Law applies to Employee, and/or that he was entitled to Overtime Payments – all additional amounts that the Employee received from the Company beyond the Agreed Alternative Payment as defined above (the “Excess Amount”).

4.5 Each Excess Amount that the Employee will be obligated to return to the Company as mentioned above - shall bear interest and shall be linked to the Cost of Living Index on the Employee’s pay day – as compared to the Index on the day such amount will be returned to the Company.

4.6 The Company shall be entitled to set off such Excess Amounts against all amounts that the Employee shall be entitled to under this Agreement, or under the decision of the competent court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

5 Term and Termination

5.1 Employee’s employment under this Employment Agreement shall commence on the Effective Date and shall continue, for an unfixed period of time, until terminated in accordance with the terms of this Agreement (the “Term”).

5.2 Company or Employee may terminate the Employee’s employment by providing prior written notice in the number of days set forth in Exhibit A hereto (the “Notice Period”). During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to work and perform all regular duties unless instructed otherwise by the Company, and shall cooperate with the Company and use his/her best efforts to assist the integration into the Company of the person or persons who will assume the Employee’s responsibilities and duties.

5.3 Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Employee’s actual work during the Notice Period, or to reduce the scope of the Employee’s work hours, while continuing to pay the Employee his/her regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay the Employee the applicable payment in lieu of notice period, per applicable law.

5.4 Notwithstanding the foregoing, the Company may immediately terminate the Employee’s employment at any time for ‘Cause’ (as defined below) without Notice Period or any compensation in lieu of Notice Period and/or severance pay (subject to applicable law).

For the purpose of this Employment Agreement, “Cause” means: (i) the Employee’s breach of trust or fiduciary duties, including but not limited to undisclosed conflict of interests, theft, embezzlement, self-dealing, or breach of the provisions of the IP Agreement (as defined below); (ii) any willful failure to perform or failure to perform competently any of the Employee’s material functions or duties hereunder (including violation of the Company’s Rules), or other breach of this Employment Agreement, which, if capable of cure, was not cured within five (5) calendar days of receipt by the Employee of written notice thereof; (iii) an event in which the Employee deliberately or gross negligently causes harm to the Company’s business affairs or reputation; (iv) conviction of, or entry of any plea of guilty or nolo contendere by the Employee for any felony or other lesser crime that would require removal from his or her position at the Company (e.g., any alcohol or drug related misdemeanor); (v) personal dishonesty; (vi) willful misconduct; (vii) other cause justifying termination or dismissal without severance payment under applicable law; or (viii) if the Employee has provided the Company with false information about past career and/or education during the recruiting phase.

6 Salary and Social Benefits.

6.1 Commencing from the Effective Date and during the Term, in consideration for the fulfillment of the Employee’s work and other obligations set forth in this Employment Agreement, the Company shall pay the Employee a gross monthly salary in the amount as set forth in Exhibit A hereto (the “Monthly Salary”).

It is agreed that an amount equal to 10% of the Monthly Salary shall be considered to be a special compensation for the Employee’s obligation for confidentiality, return of confidential information, non-competition, non-solicitation, and no conflicting obligations set forth in the IP Agreement, Exhibit B herein (the “Special Compensation”). The Employee shall be obligated to return all Special Compensation amounts received from the Company upon violation of any of the said obligations set forth in Exhibit B hereto. Company maintains the right to withhold and set off any amounts due to the Employee following such violation. All the above shall not derogate from any of the Company’s rights with respect to such a violation of Exhibit B.

The Monthly Salary shall be paid to the Employee no later than the 10th day of the following month.

6.2 The Company and the Employee will obtain and maintain Managers’ Insurance or a Pension Fund, or combination of both (per the Employee’s preference) according to the Employee’s choice (the “Pension Plan”). The contributions to the Pension Plan shall be as detailed below.

6.2.1 In the event that the Employee chose to combine Managers’ Insurance and Pension Fund, the terms,structure and percentages, as defined below, with respect to Managers’ Insurance and Pension Fund shall apply, proportionally, to the portions of the Employee’s salary which the Employee chose to insure in Managers’ Insurance and Pension Fund.

6.2.2 In the event that the Pension Plan is Managers’ Insurance: the Company shall contribute 14.583% (from 1 January 2017 – 14.833%) of the Monthly Salary (of which 8.33% will go towards severance, at least 5% for premium payments and an additional percentage will go towards disability insurance, at a rate necessary to insure 75% - “Company’s Contribution”) and the Employee shall contribute 5.75% (from 1 January 2017 – 6%) of the Monthly Salary payment (“Employee’s Contribution”) toward the premiums payable in respect of Managers’ Insurance.

6.2.3 In the event that the Pension Plan is a Pension Fund: the Company shall contribute 14.833% of the Monthly Salary (of which 8.33% will be towards severance - “Company’s Contribution”) and the Employee shall contribute 6% of the Monthly Salary payment (“Employee’s Contribution”) toward the premiums payable in respect of Pension Fund.

6.2.4 The Company And the Employee agree to apply the terms of Section 14 of the Severance Pay Law 1963 (“Section 14”) to the Pension Plan, accordingly:

6.2.4.1 The Company and the Employee agree to adopt the provisions of General Approval of the Labor Minister, dated June 30, 1998 (the “General Approval”), issued in accordance to Section 14, a copy of which is attached hereby as Exhibit C, together with an English translation of the same, attached hereto as Exhibit D. The General Approval forms an integral part of this Agreement.

6.2.4.2 It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Pension Plan on account of both the Company’s and Employee’s Contributions. Accordingly, the Company waives any right that it may have for the repayment of any of the amounts that the Company allocated to the Pension Plan.

However, it is hereby agreed and clarified that the Employee shall not be entitled to receive severance pay, and the Company shall be entitled to repayment of its allocations to the severance pay portion of the Pension Plan if the Employee’s employment shall terminate under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law or if the Employee withdrew monies from the Pension Plan prior to an “Entitling Event” as such is defined in section 2(b) in the General Approval (attached to this Agreement as Exhibit C and Exhibit D).

6.2.4.3 The Employee and the Company explicitly acknowledge and agree that the amounts accrued in the Pension Plan on account of the Company’s Contributions shall be in lieu and in full and final settlement of any severance pay the Employee may become entitled to under any applicable Israeli law.

6.3 The Company and the Employee shall open and maintain an education fund (“Keren Hishtalmut” in Hebrew) (the “Education Fund”). The Company shall contribute to the Education Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Education Fund an amount equal to two and a half percent (2.5%) of each Monthly Salary payment. Notwithstanding the above, the amounts contributed by the Company to the Education Fund will not exceed the tax exempt limit recognized by the Income Tax Authority from time to time. In any event, any tax liability related to the Education Fund shall be borne, exclusively, by the employee. The Employee hereby authorizes the Company to transfer to the Education Fund the amount of the employee’s and the Company’s contribution from each Monthly Salary payment.

6.4 The Employee shall be provided with a leased car by the Company as set forth in Exhibit F hereto. The leased car shall be of the type and make elected by the Company. Exhibit F provides for, amongst other things: (i) the Employee’s liabilities and responsibilities with respect to the use of the lease car and the Company’s written policy regarding car leasing, which may be amended from time to time by the Company (collectively, the “Car Leasing Documents”); and (ii) the use of the leased car shall be subject to certain reductions and deductions form the monthly salary, in accordance with the Company’s Car Policy, as may be amended by the Company from time to time. The Employee shall bear all applicable tax imposed with regards to the leased car. The Employee agrees and acknowledges that (i) the execution of a written undertaken to comply with the Car Leasing Documents and (ii) the compliance with all terms and conditions of the Car Leasing Documents by him, are conditions to making the lease car available to him and maintaining it with him. If the Employee chooses not to use a lease car in accordance with this Section 6.8, then the Employee shall be entitled to reimbursement of travel expenses in accordance with applicable law

6.5 Meal Vouchers: The Employee shall receive meal vouchers per Company’s policy, in the amount detailed in Exhibit A. Employee shall bear any and all taxes applicable to Employee in connection with the meal vouchers. In the event that the Employee will utilize Meal Vouchers in an amount that exceeds the daily budget, as stipulated in Exhibit A, and the Company will be required to cover such excess utilization, then, it is hereby agreed that the Company shall be allowed to deduct from the Employee’s salary any such excess amount.

6.6 For the avoidance of any doubt, the value of the and meal vouchers shall not be deemed to be part of Employee’s salary for the purpose of calculating any of the employee’s benefits, and in particular, allocations to pension plan or severance pay.

6.7 The Employee shall be entitled to paid annual vacation days as set forth in Exhibit A hereto. Accumulation, execution and redemption of such annual vacation days shall be made in accordance with the applicable Company’s Rules, as may be amended from time to time.

6.8 The Employee shall be entitled to sick pay in accordance with the applicable law; provided, however, that the Employee shall be entitled to receive the full compensation (including Global Overtime Payment) for each sick leave day taken with respect to which a medical certificate has been provided to the Company.

6.9 The Employee shall be entitled to convalescence payments (in Hebrew: “Dmei Havra’a”) in accordance with applicable law, on a monthly basis.

6.10 The Employee shall bring to the attention of his Direct Manager any call-up order for military reserve duty immediately upon receipt of the order.

6.11 The Employee shall be entitled to reimbursement for cellular phone expenses in the amount of NIS 100 on a monthly basis.

7 Confidentiality, Non-Compete and Proprietary Rights.

7.1 The Employee shall be required, as a condition to Employee’s employment with the Company, to sign the Non-Competition, Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B hereto (the “IP Agreement”).

7.2 Employee represents and warrants to the Company that he/she is aware that any breach of, or failure to comply with, the terms and conditions set forth in the IP Agreement, or part of them, will cause the Company or the Company’s affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, Employee agrees, that if such a breach occurs, the Company, any of the Company’s affiliates or any of their designee(s) shall be entitled, without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement and the IP Agreement

7.3 For the removal of doubt, it is hereby clarified that the Employee’s compensation under this Employment Agreement has been calculated to include special consideration for the commitments under Exhibit B and the Employee will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express waiver of my rights under Section 134 of the Patent Law.

7.4 To the extent the services, deliverables, Inventions (as defined in the IP Agreement) or any other work product provided by Employee include any software, computer code and/or firmware, any such services, deliverables, Inventions or work product shall not incorporate or include any Open Source (as defined below), unless explicitly approved in writing by Company in each instance. In addition, all services, deliverables, Inventions and any other work product provided by Employee shall on delivery be free of viruses, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, or other code of any kind that may disable, erase, display any unauthorized message, permit unauthorized access, automatically or remotely stop software, code and/or firmware from operating, or otherwise impair the services, deliverables, Inventions or work product or the Company network or any part thereof . “Open Source” means any software that requires as a condition of its use, the modification and/or distribution of such software or other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (ii) redistributable at no charge.

8 Use of Company’s Computer Systems

8.1 Employee will use the Company’s computer system for the purpose of Employee’s employment only.

8.2 The Employee hereby agrees and acknowledges that he/she has read, understands and consents to the Company Computer Policy attached hereto as Exhibit E and incorporated herein by reference, and agrees to, concurrently with the execution of this Agreement, to sign on Exhibit E.

9 Employee Representations and Warranties

9.1 The Employee represents and warrants to the Company that the execution and delivery of this Employment Agreement and the fulfillment of the terms hereof: (i) will not constitute a default under or breach of any agreement or other instrument to which he/she is a party or by which he is bound, including without limitation, any confidentiality, invention assignment or non-competition agreement; (ii) that no provision of any law, regulation, agreement or other document prohibits him/her from entering into this Employment Agreement; (iii) do not require the consent of any person or entity; and (iv) shall not utilize during the term of his/her employment any proprietary information of any third party, including prior employers of the Employee (other than any affiliate of the Company).

9.2 The Employee acknowledges that the Company is relying on the Employee’s representations under this Section 9 upon entering into this Employment Agreement and any misrepresentation under this section by the Employee shall constitute a material breach of this Employment Agreement.

9.3 The Employee shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Employee’s Position and/or employment with Company and/or the interests of the Company.

10 General

10.1 This Employment Agreement, together with its Exhibit and Schedules, constitute the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent written document executed by both Employee and the Company.

10.2 The Company may assign or transfer this Employment Agreement or any right, claim or obligation provided herein subject to any applicable law, provided however that none of the Employee’s rights under this Agreement are thereby diminished. The obligations of the Employee hereunder shall not be assignable or delegable.

10.3 All notices, requests and other communications to any party hereunder shall be given or made in writing and faxed, emailed, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Employment Agreement or to such other address (or fax number or email address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (a) if given by fax or email, one (1) business day after such fax is transmitted to the fax number or email address specified herein and the appropriate answerback is received, or (b) if given by any other means, when delivered at the address specified in the Employment Agreement.

10.4 This Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of the competent courts of Israel, district of Tel Aviv, in any dispute related to this Employment Agreement.

10.5 The parties hereby confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement as of the date first appearing above.

Employee acknowledges that:

(1) prior to signing this Agreement, the Employee read and fully understood all the provisions of this Agreement and its Exhibits; (2) prior to signing this Agreement the Employee raised all his/her questions and concerns with the representatives of the Company; (3) the Employee is signing this Agreement in free will; (4) the Employee’s knowledge of English allowed him/her to understand all of the terms and conditions detailed in this Agreement and its Exhibits, and there is no portion of this Agreement and its Exhibits which the Employee did not understand – in Hebrew:

ןיא יכו ,ול םיחפסנבו הז םכסהב םיטרופמה םיאנתה לכ תא ןיבהל הל/ול תרשפאמ תילגנאה הפשב הלש/ולש הטילשהש ת/רשאמ ת/דבועה

ת/דבועל ןבומ וניא רשא ול םיחפסנב וא הז םכסהב והשלכ קלח.

Airobotics Ltd.		Employee

By:	/s/ Meir Kliner	Signature:	/s/ Yishay Curelaru
Name:	Meir Kliner	Name:	Yishay Curelaru
Title:	Chief Executive Officer	Date:	November 28, 2017

Exhibit A

Below is a table detailing the specific terms of your employment at Airobotics Ltd., as referred to in the Agreement (the “Specific Terms”). The Specific Terms set forth below are subject to the terms and conditions set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings as ascribed to them under the Agreement.

1.	Employee’s Details	Full Name: Yishay Curelaru I.D. Number: 062542469 Address: [●] Telephone Number (cell): [●] Private e-mail: [●]
2.	Effective Date	February 2018
3.	Position:	Vice President, Finance
4.	Supervisor	Ran Krauss
5.	Monthly Salary	NIS 45,000 (gross)
6.	Options

We will recommend to the board of directors of the Company (the “Board”) to approve an option grant of up to 98,795 shares of Common Stock of the Company under the Company’s Stock Option Plan (the “Plan”) (the “Option”). The Option shall become vested and exercisable as follows: (i) 1/4 of the shares underlying the Option shall vest on the first anniversary of the Commencement Date (the “First Anniversary”); and (ii) 1/48 of the shares underlying the Options shall vest at the end of each subsequent month following the First Anniversary. Furthermore, if there is a change of control and if, during the period of time commencing on such change of control event and ending on the first anniversary of the consummation of such Change of Control, your employment by the Company is terminated by the Company, then 100% of the unvested shares subject to the Option at the time of such termination shall become vested. For avoidance of any doubt the above considered as special request and will be subject to the Board approval.

7.	Scope of Work	Full time
8.	Notice Period (by the Company or the Employee)	Three months in the first two years and then per Applicable Law.
9.	Pension Plan	Per the terms detailed in the Agreement. Below is a summary: Company Contribution- 14.833% of the Monthly Salary payment.
Employee Contribution- 6% of the Monthly Salary.

0.	Keren Hishtalmut (Education Fund)	Per the terms detailed in the Agreement. Below is a summary: Company Contribution- 7.5% of the Monthly Salary Employee Contribution- 2.5% of the Monthly Salary
1.	Vacation Days	20 workdays per year.
2.	Sick Leave Days per Year	Per Applicable Law.
3.	Recreation Days	Per Applicable Law.
4.	Reimbursement of Travel Expenses	Per Applicable Law if Employee chooses not to use leased car provided by the Company
5.	Meal Vouchers	NIS 45 (gross) per workday and up to 1,080 NIS per month (Employee is not entitled to any meal vouchers on days in which Employee is not working)

Exhibit A: Employee acknowledges that:

(1) Prior to signing this Exhibit, the Employee read and fully understood all terms detailed above;

(2) Prior to signing this Agreement the Employee raised all his/her questions and concerns with the representatives of the Company;

(3) The Employee agrees to all the specific terms, as detailed above.

IN WITNESS WHEREOF, the parties have executed this Exhibit.

Airobotics Ltd.		Employee

By:	/s/ Meir Kliner	Signature:	/s/ Yishay Curelaru
Name:	Meir Kliner	Name:	Yishay Curelaru
Title:	Chief Executive Officer

Exhibit B

NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

THIS NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”) is effective as of the first day of your employment with the Company (“Effective Date”) and made by and between Airobotics Ltd., a corporation incorporated under the laws of the State of Israel, with business address at 7 Simtat Hatavor Petach Tikva, Israel (the “Company”) and Yishay Curelaru (I.D. No. 062542469) (the “Employee”). Unless the context otherwise requires, the term “Company” shall also include all direct and indirect existing and future subsidiary, parent or related entity of the Company.

In consideration and as a condition of Employee’s engagement with the Company, the compensation paid therefore and the benefits received therefore, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Confidential Information

1.1.	Definition. “Confidential Information” means any proprietary or confidential data and information that Employee may author, create, make, produce, obtain or otherwise acquire or have access to during the course of Employee’s engagement with the Company (whether before or after the date of this Agreement), which pertain to the Company, or any of its clients, customers, employees, shareholders, licensees, licensors, vendors or affiliates. Confidential Information includes without limitation Intellectual Property (as defined in Section 2(b) below), trade secrets, data and databases; business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; commercial and technical concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; technologies and processes; product specifications; procedures; pricing information; technical data; operations and production costs; processes; designs; formulae; algorithms; software; applications and other similar matters which are confidential.

Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure, (ii) subsequently enters the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by documentary evidence to have been known by Employee prior to disclosure to Employee by the Company.

1.2.	Confidentiality. Except as herein provided, Employee agrees that during and after termination of Employee’s engagement with the Company, Employee (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeable be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or supervisors of the Company from time to time regarding Confidential Information.

1.3.	Ownership. Employee acknowledges and agrees that all Confidential Information and all tangible materials containing Confidential Information are and shall remain at all times the sole and exclusive property of the Company.

1.4.	Proprietary Information of Third Parties. Employee agrees that he/she has not and will not, during the term of the engagement, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing. Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to Company’s undertaking to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he/she owes the Company and such third parties, during Employee’s engagement with the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

1.5.	Open Source Software. To the extent the services, deliverables, Intellectual Property (as defined in this Agreement) or any other work product provided by Employee include any software, computer code and/or firmware, any such services, deliverables, Inventions or work product shall not incorporate or include any Open Source (as defined below), unless explicitly approved in writing by Company in each instance. In addition, all services, deliverables, Inventions and any other work product provided by Employee shall on delivery be free of viruses, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, or other code of any kind that may disable, erase, display any unauthorized message, permit unauthorized access, automatically or remotely stop software, code and/or firmware from operating, or otherwise impair the services, deliverables, Inventions or work product or the Company network or any part thereof . “Open Source” means any software that requires as a condition of its use, the modification and/or distribution of such software or other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (ii) redistributable at no charge.

1.6.	Conflicting Activities. While engaged with the Company, Employee will not work as an employee, consultant or contractor of any competing organization to the Company, or engage in any other activities which conflict with the obligations to the Company, without the express prior written approval of the Company.

1.7.	Return of Confidential Material. Upon Company’s request or in the event of Employee’s termination of engagement with Company for any reason whatsoever, Employee agrees promptly to surrender and deliver to Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to Employee’s engagement, and Employee will not retain or take any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that Employee may produce, acquire or obtain access to during the course of Employee’s engagement.

2. Ownership of Intellectual Property

2.1.	Definition. “Intellectual Property” means proprietary and intellectual property rights, including without limitation copyrights, inventions, discoveries, patents, designs, trademarks, whether or not registered or capable of being registered, original ideas, trade secrets, source and object code, algorithms, formulae, materials, methods, processes, procedures, improvements and enhancements of the foregoing, and all rights corresponding to the foregoing throughout the world.

2.2.	Assignment of Intellectual Property. Employee hereby assigns and transfers to Company, to the fullest extent under applicable law, and without additional compensation and consideration, Employee’s entire right, title and interest in and to all the Intellectual Property authored, developed, created, made, conceived or reduced to practice by Employee, whether solely or jointly with others, prior to or during the period of Employee’s engagement with Company (including after hours, on weekends or during vacation time), including prior to the incorporation of the Company, that either (i) relate in any manner to the actual or demonstrably anticipated business (including the Company’s proposed business prior to its incorporation), work, or research and development of Company, its affiliates or subsidiaries, (ii) is developed in whole or in part on Company’s time or using Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of Company, its affiliates or subsidiaries, or by the scope of Employee’s duties and responsibilities with Company, its affiliates or subsidiaries (“Company Intellectual Property”).

2.3.	Without derogating from the aforementioned, the Employee herby explicitly waives: (i) any interest, claim or demand that he had, have, or may have in the future for, or may be entitled to, with respect to consideration, compensation or royalty payment in connection with Company Intellectual Property, including, but not limited to, any claims for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law – 1967 (the “Patent Law”); (ii) any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”) that he had, have or may have in the future in or with respect to the Company Intellectual Property.

2.4.	Disclosure of Intellectual Property. Employee agrees that in connection with Company Intellectual Property: (i) Employee shall promptly disclose and if requested by the Company, reduce to writing and describe to Employee’s immediate supervisor at Company, or its designee, all Company Intellectual Property, in order to permit Company or its designee to claim rights to which it may be entitled under this Agreement; and (ii) Employee shall, at Company request, promptly execute a written assignment of title to Company for any Company Intellectual Property, and will preserve any such Company Intellectual Property as Confidential Information of Company.

2.5.	Employee’s Assistance. Employee agrees to assist Company, or its designee, at Company expense, in every proper way to secure Company rights in the Company Intellectual Property in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company Intellectual Property. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of Employee’s engagement with Company. If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any patents or copyright registrations covering Company Intellectual Property, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution.

2.6.	Other Obligations. Employee acknowledges that Company from time to time may have agreements with other persons or with the government authorities, or agencies thereof, that impose obligations or restrictions on Company regarding Intellectual Property made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Company thereunder.

3. Non-Competition

Employee agrees that as long as he/she is in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee will not, directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company actual or proposed business, products or research and development, as they shall be at the time of termination of my employment, or (ii) information, processes, technology or equipment which competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company actual or proposed business, products or research and development. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as Employee has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

Employee further agrees that as long as he/she is in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee shall not- either directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world- solicit, canvas or approach in competition with the Company, any person or entity which, to Employee’s knowledge, was provided with goods or services by the Company (“Customer”), provided goods or services to the Company (“Provider”) or who invested or contemplated investment in the Company (“Investor”) at any time during the 24 months immediately prior to the Termination Date, for the purpose of offering or receiving goods or services of the same type as or similar to the goods or services supplied or received by the Company at the Termination Date or for the purpose of soliciting investment in an entity other than the Company.

4. Non-Solicitation

During the term of Employee’s service with the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee will not, either directly or indirectly, including personally or in any business in which Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

5. Breach of Obligations

Employee is aware that a breach of his/her obligations as detailed above, or part of them, will cause the Company or the Company’s Affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, in addition to the return of the Special Compensation pursuant to the terms of the Personal Employment Agreement to which this Agreement is attached, Employee agrees, that if such a breach occurs, the Company, any of the Company’s Affiliates or any of their designee(s) shall be entitled, without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

6. Acknowledgements and Declarations

Employee hereby declares and acknowledges that:

6.1.	Employee’s confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation Employee receives under the employment agreement to which this Agreement is attached, and are designed to protect the Company’s and the Company Affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

6.2.	Any breach of Employee’s obligations under this Agreement shall contradict the nature of the special trust and loyalty between Employee and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company Affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

6.3.	Employee’s obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent Employee from developing his/her general knowledge and professional expertise in the area of his/her business, without infringing on or breaching any of the Company’s rights.

7. Miscellaneous

7.1.	Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Israel, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the courts located in Tel-Aviv-Jaffa district, Israel, for any lawsuit arising from or relating to this Agreement.

7.2.	Assignment. The undertakings set forth herein may be assigned by the Company. Employee may not assign or delegate his/her duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon Employee’s heirs, successors and permitted assignees.

7.3.	Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

7.4.	Entire Agreement. This Agreement constitutes the full and complete agreement between the parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both parties.

7.5.	Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be automatically adjusted to the minimum extent necessary for validity or enforceability. In any event, the remaining terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Airobotics Ltd.	[Yishay Curelaru]

By:	By:
Date:	Date:

Exhibit C

(See Exhibit D)

Exhibit D

[English Summary of Exhibit C1]

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION
FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval on behalf of his employees to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers’ insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

8.	The Employer’s Payments –

(a)	To the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto additional payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event that the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)	131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”); or

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event that the employer has paid, in addition to the foregoing payments to supplement severance pay, to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

9.	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which:

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval; and

(b)	The employer waives in advance any right, which he may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement after the age of 60.

10.	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

1 This is not an official translation of Exhibit C and should not be relied upon for its accuracy. In any event, Exhibit C prevails.

EXHIBIT E

COMPANY COMPUTER POLICY CONSENT

Airobotics Ltd. (the “Company”) has a policy regarding the use of the Company’s computer systems (the “Company’s Computers Policy”), as follows:

1. The Company has provided you, for the purpose of the performance of your duties, various types of computer related devices, including a computer, hardware, software, Company e-mail account, phone etc. (the “Computer Devices”). The Computer Devices are the exclusive property of the Company, and in order to protect the Computer Devices, and the information which they contain, you are hereby required to adhere to the following instructions:

1.1 Hardware- it is prohibited to install hardware on, and/or to, Computer Devices without the prior authorization of your supervisor or the Company’s IT team. In this regard, you are not allowed to connect to a Computer Device an external hard – drive, disk on key (also known as memory stick and/or flash memory), camera, cell phone or any other type of hardware without the prior authorization of your supervisor or the Company’s IT team.

1.2 Software- it is prohibited to install software on Computer Devices without the prior authorization of your supervisor or the Company’s IT team. In this regard, it is prohibited to install software which enables processing of photos, games, chat programs, toolbars or any other type of software.

1.3 Files:

1.3.1 It is prohibited to save on Computer Devices any files, photos or videos that are not related to the Company, with the exclusive exception detailed below.

1.3.2 In particular, and without limitation, it is prohibited to save on Computer Device any file that its access and/or saving by you constitute infringement of protected Intellectual Property rights.

1.3.3 In addition, and without limitation, it is prohibited to save to a Computer Device any file that contains obscene, pornographic or abusive content.

1.3.4 Exception: subject to the above limitations, you are permitted to save personal files that you or your immediate family members have created, which are not related to the Company or to the performance of your duties, and have no commercial content, as long as such files are saved under a folder labeled “Private” located at the root directory of the computer.

1.4 If any of the above instructions is not clear or if you have a question regarding the use of Computer Devices, please contact your supervisor.

2. Notwithstanding the above, the Company is aware that you may be required to make use of Computer Devices for your own private needs. Such private use of the Computer Devices is allowed subject to the following instructions:

2.1 The Company’s e-mail account which was assigned to you is provided to you only for the purpose of work related use. You are not allowed to use the Company’s e-mail account, which was assigned to you, for private purposes that are not related to the Company’s activities, such prohibited private use of your e-mail account includes correspondence with friends and family.

2.2 In the event you wish to send private e-mails during work hours and/or while at Company’s offices, you can do so through your private external web based e-mail account (Gmail, Hotmail etc.). As noted above, you are prohibited from saving to Computer Devices any files received through your external web based email account, unless such files are saved per the terms of the exclusive exception detailed above.

2.3 You may access the internet for your own private use provided that such access is done for a reasonable period of time, without such access having a negative effect on your performance, in accordance with the Company’s Computers Policy. For the removal of doubt , and without limitation, it is prohibited to access any web site that contains obscene, pornographic or abusive content, and/or includes content that infringes on protected Intellectual Property rights, and /or is involves gambling.

In order to maintain the security of the Computer Devices and the protection of the Company’s legitimate interests, the Company is using various monitoring technologies, as well as blocking technologies, in the scope further detailed in the Computer Policy. These technologies enable the Company to monitor and review content and information which is present on Computer Devices or exchanged through Computer Devices, including through the Company’s e-mail account assigned to Company’s employees.

3. Said monitoring is not intended to infringe your privacy, and as a general rule the Company is not interested in reviewing correspondence which is exchanged through the Company’s e-mail account assigned to you. However, the Company may review professional correspondence and will act within the boundaries of applicable law, and when circumstances so require, necessitate and obligate, in order to protect the Company’s legitimate interests.

4. In the event that private correspondence exists in the Computer Devices and/or the Company e-mail account assigned to you, this, despite the clear instructions detailed hereinabove, the Company may review such correspondence, if special and unique circumstances exist in which there is a serious suspicion that you are carrying out harmful or illegal activity through Computer Devices, and subject to your consent.

5. It is further clarified that as part of the Company’s administration of its affairs, it may become necessary for another employee of the Company to access the Computer Devices that were assigned to you, in order review professional information on the Computer Devices that were assigned to you. Such access by other employees may occur during your employment or after the termination of your employment. In this respect, upon request from your supervisors or upon termination of employment, you are required to provide your supervisors with all access passwords that are necessary to access Computer Devices which were assigned to you, and materials that are saved on them.

6. Any material or file that is saved on Company’s Computer Devices is deemed to be property of the Company.

As a sign of your consent to the Computer Policy and the foregoing instructions, you are required to sign below.

EMPLOYEE ACKNOWLEDGEMENT AND CONSENT:

7. I, the undersigned, hereby acknowledge and approve that I have read all the above mentioned, received any and all clarifications which I required, and agree to it.

Yishay Curelaru	062542469	/s/ Yishay Curelaru	November 28, 2017
Name	ID Number	Signature	Date

EXHIBIT F

This Company Car Agreement (“Agreement”) is effective as of [●], 2017, (“Effective Date”) and made by and between Airobotics Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”) and Yishay Curelaru (I.D. No. 062542469) (the “Employee”). Unless the context otherwise requires, the term “Company” shall also include all direct and indirect existing and future subsidiary, parent or related entity of the Company.

In consideration and in connection with the Employee’s use of a “Vehicle”, which is a car that is owned or leased or rented by the Company, it is hereby agreed as follows:

A. Use of Vehicle

1.	As of the Effective Date, the Employee will be entitled to make reasonable use of a leased Company car for business and reasonable personal use (the “Vehicle”).

2.	Subject to the above, the Company will cover all of the operating expenses of the Vehicle, excluding parking expenses, tickets, fines and other costs related to noncompliance by the Employee of any applicable law, all which shall be borne by the Employee.

3.	All tax liabilities related to the Employee’s use of the Vehicle shall be borne, exclusively, by the Employee. The Company shall deduct Vehicle related tax from the Employee’s salary, per the requirements of applicable law.

4.	Employee use of the Vehicle, and the Company’s covering of the Vehicle’s operating expenses, shall be in lieu of any travel expenses reimbursement per applicable law. Accordingly, it is agreed that as long as Employee is using the Vehicle, Employee shall not be entitled to receive from the Company any payment on account of reimbursement of travel expenses.

5.	By signing this Agreement, Employee authorizes that he is aware of and agrees that the Vehicle and the value of said use of the Vehicle will not be considered as part of the Employee’s Monthly Salary and will not serve as the basis for calculating any employment related rights.

6.	Employee undertakes, by signing this Agreement that he will not sue and/or demand and/or claim that the Vehicle and/or the value of the use of the Vehicle is part of the Employee’s salary.

7.	Employee hereby agrees that if he/she breaches the aforesaid undertaking, the Company shall be entitled to receive from the Employee liquidated damages in the amount of NIS 3,000 multiplied by the amount of months that the Vehicle has been in the Employee’s possession- i.e. (NIS 3000 X months of Vehicle -lease) (the “Liquidated Damages”).

8.	The Liquidated Damages shall not be conditional on the Company proving any loss or damage. The payment of such Liquidated Damages shall not derogate from any other remedy that may be available to the Company as a result of such breach.

9.	The Company shall be entitled to set off such Liquidated Damages against any amount to which the Employee may be entitled to receive from the Company.

B. Return of Vehicle

10.	The Employee shall return the Vehicle (together with its keys and any other equipment supplied and/or installed therein by the Company) to the Company’s principal office upon termination of the Employee’s employment with the Company. The Employee shall have no rights of lien or possession with respect to the Vehicle and/or any other equipment relating thereto as above mentioned.

11.	The Employee gives his consent that the Company shall be entitled to set off payments which the employee will be obligated to pay the company, as defined above, against any amounts that the Employee may be entitled to receive from the Company.

C. General

12. Employee and Company further agree that:

a.	The Vehicle shall be of Suzuki Vitara

b.	Employee shall be responsible for the Vehicle and maintain the Vehicle in fit and clean condition.

c.	Employee shall take all reasonable precautions to prevent any damage, loss of value or any other damage to the Vehicle.

d.	Employee shall not change or remove any parts of the Vehicle. Employee shall only use the Vehicle for work purposes and reasonable personal needs, excluding any non-Company-related, profit-related purposes. Employee shall not use the Vehicle for any purposes other than driving, including towing or pushing other vehicles or objects, etc.

e.	Employee shall not carry any number of passengers beyond the permitted limit under the Insurance coverage and applicable law.

f.	Employee shall not take the Vehicle outside of the borders of the State of Israel and shall not drive the Vehicle in territories that are controlled by the Palestinian Authority and/or territories to which Israeli citizens are prohibited from entering under applicable law.

g.	Employee’s family members may drive the Vehicle per the particular instructions of the Company.

h.	Employee shall be fully responsible and be held liable for any deviation from this policy and any direct or indirect costs or damages to the Vehicle or any 3rd parties, incurred by the Company by virtue of his noncompliance hereto, and shall immediately thereafter fully compensate the Company.

i.	By signing this Agreement, the Employee undertakes to bear and pay the following: (a) deductible amounts with which the Company may be charged by the insurance company issuing the insurance policy covering the Vehicle in the event of damage to the Vehicle, up to an amount of NIS800; (b) in the event of loss of the Vehicle or damage to the Vehicle due to theft resulting from Employee’s negligence – deductible amounts and all other expenses related to said loss and shall indemnify and/or reimburse the Company for all expenses incurred by it as a result of such loss, up to an amount of NIS800 and (c) in the event that the leasing company shall demand the payment of compensation of any type, due to the unlawful and/or unreasonable and/or negligent use by the Employee of the Vehicle - any amounts so demanded by the leasing company and other expenses in connection therewith, up to an amount of NIS800; (d) all penalties and/or administrative liability of traffic or other violations that are carried out in the Vehicle commencing from the Effective Date and until the Vehicle is returned to the Company and (e) parking expenses, driving tickets or fines. It is hereby agreed that the Company shall assign to the Employees responsibility any and all traffic tickets received

j.	Accidents: In the event of an accident, the Employee shall immediately notify the Company and act in accordance with the Company’s instructions.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Effective Date.

Airobotics Ltd.	Yishay Curelaru

By:	Signature:
Name:	Date:
Title: